Exhibit 4 (c)(ii)

SERVICE AGREEMENT

AN AGREEMENT made the First day of January 1992 BETWEEN:-

(1)	SMITH & NEPHEW plc whose registerted office is at 2 Temple Place, Victoria Embankment, London WC2R 3BP (“the Company”); and

(2)	Peter Hooley of Cartref, Longhurst Road, East Horsley, Surrey, (“the Executive”).

1.	DEFINITIONS & INTERPRETATION

1.1	In this Agreement unless the context otherwise requires:-

“Appointment” means the Appointment of the Executive under Clause 2 below;

“the Board” means the Board of Directors of the Company and includes any duly constituted committee of the Board;

“Associated Company” means a company which is a holding company (as defined by Section 736 of the Companies Act 1985) or a subsidiary (as so defined) of the Company or a subsidiary of the Company’s holding company or any company which is treated as such for the purposes of Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants of England and Wales.

“Commencement Date” means the date hereof;

“Company Invention” means any improvement, invention or discovery made by the Executive which, applying the provisions of Section 39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company or any Associated Company;

“Model Code” means the Model Code for Securities Transactions by Directors of Listed Companies as issued from time to time by The Stock Exchange;

“The Stock Exchange” means the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

“Term” means the period of the Appointment as provided for in Clause 2 subject to the provisions of Clause 13.

1.2	The headings used in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.3	Any reference in this Agreement to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

1.4	Reference to the masculine excludes the feminine and vice versa; except where inconsistent with the subject matter or context, the singular includes the plural and vice versa.

2	TERM AND APPOINTMENT

2.1	The Company hereby confirms the appointment of the Executive and the Executive shall continue to serve the Company as Finance Director as provided in this Agreement. This Agreement and the Appointment shall commence on the Commencement Date and shall continue (subject as provided herein) unless and until either party gives to the other written notice in accordance with Clause 2.2 below Provided Always that this Agreement and the Appointment hereunder shall in any event terminate automatically on the Executive’s sixty-second (62nd) birthday without either party having to give written notice to effect termination on such date.

2.2	For the purposes of Clause 2.1 above the requisite notice periods to be given by the respective parties are:

2.2.1	on the part of the Executive, not less than six months’ written notice of termination to the Company;

2.2.2	on the part of the Company, not less than twelve months’ written notice of termination to the Executive.

3.	DUTIES

3.1.	The Executive shall devote the whole of his time and attention to the duties assigned to him and shall well and faithfully serve the Company and its Associated Companies and use his best endeavours, skill and ability to promote the business and interests of the Company and its Associated Companies and shall obey all reasonable and lawful directions given to him by or under the authority of the Board.

3.2	The Executive may be required in pursuance of his duties hereunder (and if so required, the Executive agrees) (a) to perform services not only for the Company but also for any Associated Company and without further remuneration (except as otherwise agreed) to accept such offices in any Associated Company as the Board may from time to time reasonably require; (b) to work at such places within the United Kingdom as the Board may require, the Company reimbursing the Executive in respect of all reasonable relocation expenses; and (c) to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Board may from time to time require.

4.	HOLIDAY ENTITLEMENT

The Executive is entitled to twenty-five working days’ holiday (in addition to public holidays) in each calendar year January to December at full salary to be taken at such time or times as may be approved by the Board. Holidays not taken cannot be carried over to a subsequent year.

5.	DISCLOSURE OF INTERESTS

Except as a representative of the Company or with the previous approval of the Board the Executive shall not during the Appointment whether directly or indirectly whether paid or unpaid be engaged or concerned in the conduct of any other business or profession or be or become an employee, agent, partner or director of any other company or firm or assist or have any financial interest in any other business or profession (save as a holder of shares or securities of a company any of whose shares or securities are quoted or dealt in on The Stock Exchange provided that any such holding shall not exceed five per cent of the issued share capital of the company concerned and is held by way of bona fide investment only) and shall disclose to the Board any like matters relating to his spouse, their children or their parents.

6.	REMUNERATION

As remuneration for his services hereunder the Executive shall be paid a fixed salary at the rate of £108,000 per annum or such other rate as may from time to time be agreed in writing. Such salary shall be inclusive of any fees or remuneration which he would otherwise be entitled to receive from the Company or any Associated Company, shall be payable in equal monthly instalments in arrear on or before the last working day of each calendar month and shall be reviewed once in each year by the Board. The Executive shall be eligible for bonus according to the rules from time to time of the Executive Bonus Scheme.

7.	EXPENSES

The Executive shall be entitled to be repaid all travelling hotel and other expenses properly authorised by the Board and incurred in or about the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time.

8.	BENEFITS

8.1	Motor Car

To assist in the performance of his duties the Company shall during the Term provide the Executive with a motor car of a cost and type to be determined from time to time by the Board and subject to any terms and conditions which the Company may from time to time impose on the Executive in relation thereto. Subject to such terms and conditions the Company shall bear the cost of insuring testing taxing repairing and maintaining the car and shall reimburse to the Executive all running expenses of the car properly incurred in connection with the performance of duties hereunder. The Executive shall take good care of the car and not permit such car to be taken out of the United Kingdom without the written consent of the Board and will return the car and its keys to the Company immediately upon the termination of the Appointment for whatever reason.

8.2	Pension and Insurance

8.2.1	The Executive shall be entitled to participate in the Smith & Nephew UK Executive Pension Scheme and the Smith & Nephew Executive Salary Security Scheme and to receive medical insurance for himself and his family, in each case subject always to the rules of the relevant schemes (full details of which are available from the Company Secretary).

8.2.2	The Executive undertakes to comply with the rules of the schemes referred to in Clause 8.2.1 and to submit himself for annual medical examinations as required by the Board.

9.	CONFIDENTIAL INFORMATION

9.1	The Executive shall not during the Appointment or at any time thereafter (except under legal process and save with the prior written consent of the Board):-

(a)	disclose to any person whatsoever directly or indirectly any of the trade secrets or confidential information of or relating to the Company or any Associated Company (including but not limited to details of customers, potential customers, suppliers, designs, product details, future product ideas and marketing strategies) which he may have created developed received or obtained whilst in the service of the Company or any Associated Company;

(b)	use any of the said trade secrets or

confidential information for the benefit of himself or others or to the detriment or possible detriment of the Company or any Associated Company and the Executive will immediately upon termination of the Appointment for whatever reason deliver up to the Company all documents minutes records files lists papers books and other property of or concerning the business or affairs of the Company or any Associated Company which shall then be in his possession or under his control.

10.	INDUSTRIAL PROPERTY

10.1	It shall be part of the normal duties of the Executive to create or develop designs, inventions, ideas, discoveries and improvements, whether in products, processes, procedures or services relating to or furthering the business or any interests of the Company or its Associated Companies or capable of so doing howsoever.

10.2	If at any time during the Appointment the Executive (whether alone or with any other person) makes any invention or originates, conceives, writes or makes any copyright works or designs relating directly or indirectly to the business or interests of the Company or any Associated Company, the Executive shall promptly dislose full details of the same to the Company to enable the Company to determine whether it is a Company Invention and pending such determination the Executive shall keep the same confidential and not disclose the same to any person.

10.3

If the invention is a Company Invention the Executive shall hold it on trust for the Company and at the request and expense of the Company do all things necessary or desirable to enable the Company or its nominee to obtain the benefit of the Company Invention and to secure patent protection (or such other forms of protection for it as the Company may see fit) in such territories as the Company may see fit. Decisions as to the patenting and exploitation of any Company

Invention shall be in the sole discretion of the Company.

10.4	The Executive hereby assigns to the Company by way of future assignment all copyright design right and other proprietary rights if any for the full terms thereof throughout the world in respect of all copyright works and designs originated conceived written or made by the Executive during the Appointment.

10.5	The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part 1 of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this Clause 10 or otherwise. The Executive will at the request of the Company do all things necessary or desirable to substantiate the rights of the Company under this Clause 10. For the avoidance of doubt the provisions of this Clause 10 are without prejudice to such compensation (if any) as the Executive may be or become entitled to under Section 40(1) of the Patents Act 1977.

11.	RESTRICTIONS AFTER TERMINATION

The Executive shall not after the termination of the Appointment howsoever arising:-

11.1	for six months solicit or interfere with or endeavour to entice away from the Company or any Associated Company any person firm or company who at any time during the twelve months prior to the said termination shall be a customer or supplier to or in the habit of dealing with the Company or any Associated Company or induce or seek to induce any employee of the Company or any Associated Company to leave its service;

11.2	for six months accept employment with or enter into any contract for services with any person, firm or company which is in competition with the Company or any Associated Company in relation to products or services with which the Executive shall have been directly concerned in the period of twelve months prior to the said termination;

11.3	for six months engage (whether alone or as partner or as a director or major shareholder of a company) in any business which is in competition with the Company or any Associated Company as desribed in paragraph 11.2 above.

12.	DEALINGS IN SECURITIES

The Executive undertakes that (a) he will at all times during the Term observe and comply with the Model Code; and (b) he will not deal in any securities of the Company as defined in Section 12 of the Company Securities (Insider Dealing) Act 1985 unless prior written notice of such proposed dealings has been given to the Board and a written acknowledgement of such notice is received by the Executive from the Board.

13.	TERMINATION

13.1	The Company may terminate the Appointment at any time by summary notice in writing:-

(i)	if the Executive commits any material breach or (after written warning) repeated breach of any of the terms of thisAgreement; or

(ii)	if the Executive shall (whether or not in the course of his employment) commit any serious misconduct or conduct tending to bring the Company or any Associated Company into disrepute or any conduct calculated or likely to affect prejudicially the interests of the Company or any Associated Company; or

(iii)	if the Executive commits any act of bankruptcy or compounds with his creditors; or

(iv)	if the Executive is convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position as an Executive of the Company; or

(v)	pursuant to Clause 14 below.

13.2	Upon the termination of the Appointment howsoever arising the Executive shall at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from all offices held in the Company or any Associated Company and from membership of any organisation acquired by reason of or in connection with the Appointment and should he/she fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect thereto.

13.3	On serving notice for any reason to terminate this Agreement (whether pursuant to Clause 13.1 or otherwise howsoever) or at any time thereafter during the currency of such notice, the Company shall be entitled to pay to the Executive his remuneration pursuant to Clause 6 (at the rate then current) for the unexpired portion of the duration of his appointment or entitlement to notice as may be the case.

13.4	Notwithstanding any other provision of this Agreement, the Company shall not be under any obligation during this Agreement (including during any period of notice) to give to the Executive any powers or duties and may at any time require the Executive to perform all of his normal duties, part only thereof, such other duties as the Company may elect, or no duties and may from time suspend the Executive from the Company’s premises but the Executive shall in all the foregoing circumstances (save those involving misconduct) be entitled to his normal salary and benefits until such time as his employment under this Agreement terminates.

14.	INCAPACITY

14.1	If the Executive shall be incapacitated as defined in the Rules of the Executive Salary Security Scheme during the Term from performing his duties hereunder for a period or periods aggregating 26 weeks or more in any period of twelve months.

14.1.1	the Executive shall be entitled to receive full salary and benefits for the next 26 weeks of any such incapacity;

14.1.2	in the event that the incapacity shall continue for more than 12 months the Company shall be entitled to terminate this Agreement and the Appointment hereunder at any time by written notice to the Executive;

14.1.3	in the event of the Company terminating this Agreement pursuant to Clause 14.1.2, the Executive shall be entitled to a continuing permanent disability payment in accordance with the terms of the Scheme, details of which are available from the Company Secretary.

15	MISCELLANEOUS

15.1	Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or first class prepaid post addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter shall be deemed to have been served at the time at which the letter was delivered personally or if sent by post would be delivered in the ordinary course of post.

15.2	This Agreement is in substitution for any previous contract of service between the Company or any Associated Company and the Executive which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment.

15.3	This Agreement shall be governed by and construed in all respects in accordance with English law.

15.4	Schedule 1 constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Protection (Consolidation) Act 1978; it does not form part of the contract of employment and may be varied by the Company by notice in writing to the Executive of any changes applicable to his employment.

15.5	Headings to clauses and paragraphs of this Agreement are for ease of reference only and shall be ignored in the construction and interpretation of this Agreement.

AS WITNESS the hands of the Parties hereto the day and year first before written.

SCHEDULE 1

(1)	Date of Commencement of Period of Employment -

(2)	Rate of Remuneration and the intervals at which it is paid are contained in Clause 6.

(3)	There are no specific terms and conditions relating to hours of work except as provided in Clause 3.1.

(4)	The terms and conditions relating to holidays are contained in Clause 4 and those relating to sickness are contained in Clause 14.

(5)	The Executive is also (entitled to become) a member of the Smith & Nephew UK Pension Scheme, the Smith & Nephew Executive Salary Security Scheme and to receive medical insurance for the Executive and his family according to the Company’s scheme from time to time, (subject always to the rules of each thereof as amended from time to time) full details of which are available from the Company Secretary.

(6)	Particulars as to the length of notice to terminate are contained in Clause 2.

(7)	There are no disciplinary rules applicable to the Executive except as provided in this Agreement and if the Executive is dissatisfied with any disciplinary decision he should apply orally or in writing to the Board.

(8)	The Smith & Nephew UK Pension Scheme is not contracted out of the State Earnings Related Pension Scheme. As you are subject to the cap introduced by the Finance Act 1989 the Company has agreed to augment your pension to the maximum permitted by the cap at any time. In addition the Company will provide you with an unfunded compensation plan as detailed to you in correspondence with the Alexander Consulting Group.

Signed by	)
for and on behalf of	)
SMITH & NEPHEW PLC	)

Signed by the Executive	)